UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lauder, Ronald S.
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   7/31/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)
   Chairman of Clinique Laboratories, Inc. and Estee Lauder International, Inc.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class A Common Stock       |7/27/1|G   |V|15,656            |D  |           |6,711,422 (1)      |D     |                           |
                           |998   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |1,591              |I     |By Descen. of RSL 1966 Trus|
                           |      |    | |                  |   |           |                   |      |t (2,3)                    |
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Class A Common Stock       |      |    | |                  |   |           |5,405,548          |I     |By Estee Lauder 1994 Trust |
                           |      |    | |                  |   |           |                   |      |(3,4)                      |
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Class A Common Stock       |      |    | |                  |   |           |7,692              |I     |By Lauder & Sons L.P. (3,5)|
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (Right to Buy) |$69.6875|7/1/1|A   |V|125,000    |A  |(6)  |7/1/2|Class A Comm|125,000|       |125,000     |D  |            |
                      |        |998  |    | |           |   |     |008  |on Stock    |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1.The Reporting Person has a short position of 6,590,909 shares of Class A Common Stock established prior to the Issuer's initial public offering.
2. The Reporting Person is the trustee of The Descendants of Ronald S. Lauder 1966 Trust.
3. The Reporting Person disclaims beneficial ownership to the extent he does not have a pecuniary interest in such securities.
4. The Reporting Person is co-Trustee and beneficiary of The Estee Lauder 1994 Trust.
5. The Reporting Person is a general partner of Lauder & Sons L.P. The Reporting Person is also a Trustee of The
1995 Estee Lauder RSL Trust, which is also a general partner of Lauder & Sons
L.P.
6. Options granted pursuant to Employment Agreement in respect of 41,667 shares exercisable from and after
January 1, 2002; 41,667 shares exercisable from and after January 1, 2003; 41,666 shares exercisable from and after January 1, 2004.
SIGNATURE OF REPORTING PERSON
Ronald S. Lauder
DATE
7/29/1998